                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (3) Filing Party:

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    (4) Date Filed:

        ------------------------------------------------------------------------

                              CANDELA CORPORATION
                              530 Boston Post Road
                               Wayland, MA 01778
                                 (508) 358-7400

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

    An Annual Meeting of Shareholders of Candela Corporation, a Delaware corporation, will be held on Thursday, January 20, 2000, at 10:00 a.m., at the Exchange Hall, The Exchange Conference Center at the Boston Fish Pier, 212 Northern Avenue, Boston, Massachusetts for the following purposes:

    1.  To elect a Board of Directors for the ensuing year.

    2. To consider and act upon a proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending July 1, 2000.

    3. To transact any other business as may properly come before the meeting and any adjournments thereof.

    Shareholders entitled to notice of and to vote at the meeting shall be determined as of November 22, 1999, the record date fixed by the Board of Directors for such purpose.

    All shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                                       By Order of the Board of Directors,

                                                       /s/ GORDON H. HAYES, JR.
                                                       -------------------------
                                                       Gordon H. Hayes, Jr.,
                                                       SECRETARY

Wayland, Massachusetts

December 20, 1999

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                PROXY STATEMENT
                               DECEMBER 20, 1999

    Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the "Board") of Candela Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, January 20, 2000, at 10:00 a.m. (the "Meeting"), at the Exchange Hall, The Exchange Conference Center at the Boston Fish Pier, 212 Northern Avenue, Boston, Massachusetts.

    Only shareholders of record as of November 22, 1999 (the "Record Date") will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 7,256,712 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company were issued and outstanding.

    The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting; or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778, Attention: Secretary, at or before the taking of the vote at the Meeting.

    The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the shareholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this Proxy Statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

    The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

    The Company's Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended July 3, 1999, is being mailed contemporaneously with this Proxy Statement to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about the date hereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of November 22, 1999 by
(i) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each executive officer identified in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group:

                       AMOUNT OF BENEFICIAL OWNERSHIP(1)

NUMBER AND ADDRESS OF                                          NUMBER OF SHARES    PERCENT OF SHARES
BENEFICIALLY OWNED                                            BENEFICIALLY OWNED   BENEFICIALLY OWNED
---------------------                                         ------------------   ------------------
Gerard E. Puorro(2).........................................          199,452             2.69%

Theodore G. Johnson(3)......................................           78,849             1.09%

Kenneth D. Roberts(4).......................................           79,500             1.10%

Douglas W. Scott(5).........................................           40,000                *

Richard J. Cleveland, M.D.(6)...............................           43,470                *

Nancy Nager, R.N., B.S.N., M.S.N............................               --               --

James C. Hsia Ph.D.(7)......................................          107,172             1.46%

Jay D. Caplan(8)............................................           14,777                *

William B. Kelley(9)........................................           31,125                *

William B. Spies(10)........................................           12,500                *

William D. Witter, Inc.(11).................................        1,790,172            24.43%
153 East 53rd Street
New York, NY 10022

William D. Witter, Inc.(12).................................        1,790,172            24.43%
153 East 53rd Street
New York, NY 10022
All Directors and Executive
Officers as a Group (10 Persons)(13)........................          655,016             8.49%

------------------------

*   Represents less than 1% of the Company's outstanding Common Stock.

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Pursuant to the rules of the Securities and Exchange Commission the number of shares of Common Stock deemed outstanding includes, for each person or group referred to in the table, shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after November 22, 1999.

(2) Includes 190,527 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(3) Includes 4,000 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(4) Includes 52,500 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999. Excludes 3,000 shares held by a trust for the benefit of one of Mr. Roberts' children as to which Mr. Roberts disclaims beneficial ownership.

(5) Includes 37,500 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(6) Includes 40,970 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(7) Includes 80,500 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(8) Includes 14,525 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(9) Includes 31,125 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(10) Includes 6,250 shares issuable pursuant to stock options exercisable within the 60 day period following November 22, 1999.

(11) Includes 1,720,172 shares of common stock beneficially owned by William D. Witter, Inc. Includes warrants to purchase 70,000 shares of Common Stock. Mr. Witter is the President and primary owner of Williams D. Witter, Inc. and has the sole power to dispose or to direct the disposition of all of the shares of Common Stock which are beneficially owned respectively by William
    D. Witter, Inc. and William D. Witter.

(12) Information based in Amendment No. 8 to Schedule 13G dated January 27, 1998 filed with the Security Exchange Commission. All such shares are also beneficially owned by William D. Witter, individually, the President and primary owner of William D. Witter, Inc.

(13) Includes 457,897 shares subject to stock options exercisable within the 60 day period following November 22, 1999. Also includes warrants to purchase 2,000 shares of Common Stock.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Each Director of the Company is elected to hold office until the next meeting of shareholders, and until his or her successor is elected and qualified. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual nominee for Director or for all nominees will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the six nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of another person or for fixing the number of Directors at a lesser number. All of the nominees are currently Directors of the Company. Proxies cannot be voted for more than six nominees.

    The nominees for Directors of the Company are as follows:

NAME                                  AGE      POSITION
----                                --------   --------
Gerard E. Puorro..................     52      President, Chief Executive Officer
                                               and Director
Kenneth D. Roberts................     66      Chairman of the Board of Directors
Theodore G. Johnson...............     67      Director
Douglas W. Scott..................     53      Director
Richard J. Cleveland, M.D.........     67      Director
Nancy Nager, R.N., B.S.N.,
  M.S.N...........................     48      Director

    MR. PUORRO was appointed a Director of the Company in September 1991.
Mr. Puorro has been President and Chief Executive Officer of the Company since April 1993. From April 1989 until April 1993, Mr. Puorro was Senior Vice President and Chief Financial Officer of the Company. Mr. Puorro was elected Treasurer in April 1991 and Chief Operating Officer in December 1992. Prior to joining the Company and since 1982, he was Vice President and Controller at Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Mr. Puorro became acting Chief Executive Officer of Candela Skin Care
Centers, Inc. in June 1997.

    MR. ROBERTS has been a Director of the Company since August 1989 and Chairman of the Board of Directors since November 1991. From November 1992 to June 1995, Mr. Roberts was employed on a part-time basis as Vice President and Chief Financial Officer of Foster Miller, Inc., an engineering services company. Since December 1988, he has been an independent management consultant. From
July 1986 to December 1988, Mr. Roberts was Vice President, Treasurer and Chief Financial Officer of Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Prior to that time and for many years, he was Senior Vice President and Treasurer of Dynatech Corporation, a provider of diversified high technology products and services.

    MR. JOHNSON has been a Director of the Company since February 1988. From 1983 until 1991, he managed his own venture capital and consulting business, Prelude Management, Inc. Since that time, he has been an active venture investor and director of a number of companies. Prior to that and for twenty-five years, he was a Vice President at Digital Equipment Company. Mr. Johnson is currently a Director of Kronos, Inc., Gensym, Inc., and a number of private companies including Enrollment Collaborative, Inc., a computer-based college application service.

    MR. SCOTT has been a Director of the Company since September 1991. Since 1985, Mr. Scott has been a partner with Phildius, Kenyon & Scott, a health care consulting and investment firm. Mr. Scott is currently President, Chief Operating Officer, and a Director of Avitar, Inc., a publicly held health care company. Mr. Scott also served as Chief Executive Officer of Avitar from December 1989 through April 1991.

    DR. CLEVELAND was appointed a Director of the Company in April 1994. He has been Professor of Surgery at Tufts University School of Medicine since 1972. In 1986, he was appointed the Andrews Professor of Surgery at the same institution. From 1975 to 1993, Dr. Cleveland was Chairman of the

Department of Surgery and Surgeon-in-Chief at the New England Medical Center and a member of the staff of several hospitals in the Boston area. He is presently Secretary-Treasurer of the American Board of Thoracic Surgery and has held numerous positions in a variety of other professional associations.

    MS. NAGER was appointed a Director of the Company in February 1999. From 1990 until the present, Ms. Nager has been the Principal and CEO of Specialized Health Management, Inc., a privately held behavioral health care corporation. Ms. Nager also founded and directs Specialized HomeCare, Inc., Specialized Billing Services, Inc. and Seniorlink, an information, referral and resource corporation. Previously, Ms. Nager was the Chief Operating Officer of Charles River Hospital, a private psychiatric facility in Wellesley, where she previously held a number of positions in nursing and administration from 1976 through 1990. Ms. Nager also provided corporate consulting to the hospital's parent company Community Care Systems, Inc. from 1990 through 1992.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors met 9 times during the fiscal year ended July 3, 1999. The Audit Committee of the Board, of which Mr. Roberts and Mr. Johnson were members during fiscal 1999, reviews all financial functions of the Company, including matters relating to the appointment and activity of the Company's auditors. The Compensation Committee, of which Dr. Cleveland and Mr. Scott were members during fiscal 1999, sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers of the Company and administers the Company's 1989 Stock Plan. The Audit Committee met 2 times and the Compensation Committee met 3 times during the fiscal year ended July 3, 1999. The Pricing Committee, of which Mr. Puorro, Mr. Roberts and Mr. Scott were members during fiscal 1999, met 1 time during fiscal 1999. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive an annual retainer of $4,000 and a fee of $1,000 per regularly scheduled meeting of the Board of Directors or committee meeting thereof if held separately. Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as a director.

    On May 10, 1990, the Board of Directors of the Company adopted the 1990 Non-Employee Director Plan, which was approved by the Company's shareholders on November 13, 1990. The 1990 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 60,000 shares of the Company's Common Stock. Under this plan, each member of the Company's Board of Directors who is neither an employee nor officer of the Company receives a one-time grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of four years from the date of grant, expire seven years after the date of grant and are nontransferable. Including cancellations, options for the purchase of 66,500 shares have been granted at a range of exercise prices from $3.25 to $14.50 per share. Upon shareholder approval of the 1993 Non-Employee Director Stock Option Plan, the Board of Directors terminated the granting of options under the 1990 Non-Employee Director Stock Option Plan.

    On June 2, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan, which was approved by the Company's shareholders on November 18, 1993. The 1993 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 80,000 shares of the Company's Common Stock. Under this Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company receives a onetime grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of two years from the date of grant, expire ten years after the date of grant and are nontransferable. To date, options for the purchase of 60,000 shares have been granted at exercise prices ranging from $1.625 to $8.00 per share.

    On December 24, 1996, Dr. Cleveland, a director of the Company, was granted non-statutory options to purchase 20,000 shares of the common stock of Candela Skin Care Centers, Inc., a subsidiary of the Company, at an exercise price of $1.00. These non-statutory options were granted pursuant to the terms of the Candela Skin Care Centers, Inc. 1996 Incentive and Non-Statutory Stock Option Plan, have a term of 10 years from the date of grant and become exercisable over a four-year period. On August 21, 1997, options granted under the CSCC Plan were converted to options in Candela Corporation at the rate of 0.21053 Candela Corporation options for each CSCC option. Mr. Cleveland realized options for 4,211 Candela Corporation as a result of this conversion.

    On August 14, 1997, Non-Qualified Options to purchase 10,000 shares of the Company's Common Stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $4.688 per share, such price being the market price of the Common Stock on the date of the grant. These Non-Qualified Options were granted pursuant to the Company's 1989 Stock Plan (the "Plan") and vest in equal 50% amounts on each of the first and second anniversaries of the date of the grant, provided that each such optionee continues to serve as a director of the Corporation on such anniversary date.

    On August 21, 1997, Candela granted Richard J. Cleveland options to purchase 4,000 shares of Common Stock at $7.00 per share. These options are fully vested and have a term of ten years.

    On September 30, 1998, Non-Qualified Options to purchase 5,000 shares of our Common Stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $3.63 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted outside of a plan and vest in equal 50% amounts on each of the first and second anniversaries of the date of the grant, provided that each such optionee continues to serve as a director of Candela on such anniversary date.

    On January 12, 1999, Non-Qualified Options to purchase 5,000 shares of our Common Stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $7.00 per share, such price being the market price of the Common Stock on the date of the grant. These Non-Qualified Options were granted pursuant to our 1998 Stock Plan and are fully vested.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the year ended July 3, 1999 by its Chief Executive Officer (the "CEO") and the four other most highly paid executive officers of the Company, in each case whose total salary and bonus exceeded $100,000 during the year ended July 3, 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                ANNUAL COMPENSATION(1)       COMPENSATION
                                              ---------------------------   ---------------
                                    FISCAL                 OTHER ANNUAL        AWARDS(2)         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY($)   COMPENSATION($)   OPTIONS/SARS(#)   COMPENSATION($)
---------------------------        --------   ---------   ---------------   ---------------   ---------------
Gerard E. Puorro.................    1999      243,284        375,912(9)         20,000            5,471(5)
  Chief Executive Officer,           1998      237,500        114,885(3)         10,527(4)         4,972(5)
  President and Director             1997      209,792         15,000(3)        100,000(4)         3,046(5)

James C. Hsia, Ph.D..............    1999      208,201        261,160(9)         30,000            4,229(8)
  Senior Vice President,             1998      155,000        105,188(6)         33,000(7)         2,942(8)
  Research                           1997      141,689             --            20,000(7)         2,935(8)

William D. Spies.................    1999      169,505        277,094(9)         60,000            3,324(10)
  Senior Vice President of           1998           --             --                --               --
  Marketing, Sales and Service       1997           --             --                --               --

William B. Kelley................    1999      187,186        261,160(9)         10,000            3,025(11)
  Vice President, North              1998      163,942         65,188(9)             --            2,443(11)
  American Sales and Service         1997      156,988             --            25,000            2,401(11)

Jay D. Caplan....................    1999      139,532        232,670(9)         30,000            2,573(13)
  Vice President, Operations         1998      130,000         54,674(9)          5,000            2,100(13)
                                     1997      120,000             --            20,000(12)        1,920(13)

------------------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan pay-outs during the fiscal years ended July 3, 1999, June 27, 1998 or June 28, 1997.

(3) Fiscal years 1998 and 1997, each includes $15,000 for debt forgiveness. Fiscal 1998 also includes incentive bonus of $99,885.

(4) Options granted in fiscal 1996 for the purchase of 50,000 shares in Candela Skin Care Centers, Inc., a subsidiary of the Company, were converted to 10,527 during the fiscal year ended June 27, 1998. All rights and interests in options granted in fiscal 1997 to purchase 100,000 shares at $7.50 per share were forfeited during fiscal 1998.

(5) For fiscal 1999, includes $2,750 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $1,275 in life insurance premiums paid by the Company for the benefit of Mr. Puorro, and $1,446 for a Company provided automobile. For fiscal 1998, includes $2,375 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $766 in life insurance premiums paid by the Company for the benefit of Mr. Puorro, and $1,831 for a Company provided automobile. For fiscal 1997, includes $2,320 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $726 in life insurance premiums paid by the Company for the benefit of Mr. Puorro.

(6) Includes $65,188 incentive bonus approved by Board of Directors, based on Company results for second half of Fiscal 1998. Additionally, includes an Inventor's Bonus of $40,000 which was awarded to Dr. Hsia in fiscal 1998 for recognition of his involvement with the GentleLase-TM-.

(7) During fiscal 1998 options granted in fiscal 1991 to purchase 8,000 shares of stock at $8.75 and options granted in fiscal 1992 to purchase 25,000 shares of stock were repriced at $3.25 per share. All rights and interests in options granted in fiscal 1996 to purchase 15,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.

(8) For fiscal 1999, includes $3,574 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $655 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1998, includes $2,144 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $798 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1997, includes $2,175 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $760 in life insurance premiums paid by the Company for the benefit of Dr. Hsia.

(9) Incentive bonus approved by Board of Directors, based on Company results for fiscal 1999.

(10) For fiscal 1999, includes $2,744 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $580 in life insurance premiums paid by the Company for the benefit of Mr. Spies.

(11) For fiscal 1999, includes $2,788 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $237 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1998, includes $2,325 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $118 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1997, includes $2,291 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $110 in life insurance premiums paid by the Company for the benefit of Mr. Kelley.

(12) All rights and interests in options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.

(13) For fiscal 1999, includes $2,382 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $191 in life insurance premiums paid by the Company for the benefit of Mr. Caplan. For fiscal 1998, includes $1,950 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $150 in life insurance premiums paid by the Company for the benefit of Mr. Caplan. For fiscal 1997, includes $1,771 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $149 in life insurance premiums paid by the Company for the benefit of Mr. Caplan.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth grants of stock options pursuant to the Company's 1989 and 1998 Stock Plans during the fiscal year ended July 3, 1999 to the Named Executive Officers listed in the Summary Compensation Table above:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                                                                                      STOCK PRICE
                                                                                                   APPRECIATION FOR
                                                          INDIVIDUAL GRANTS                           OPTIONS(1)
                                        ------------------------------------------------------   ---------------------
                                                     PERCENT OF TOTAL   EXERCISE
                                                     OPTIONS/GRANTED     OF BASE
                                          OPTION     TO EMPLOYEES IN      PRICE     EXPIRATION
NAME                                    GRANTED(#)     FISCAL YEAR      ($/SHARE)      DATE         5%          10%
----                                    ----------   ----------------   ---------   ----------   ---------   ---------
Gerard E. Puorro......................    20,000            7.66%          7.00       1/11/09      88,045     223,124
James C. Hsia, Ph.D...................    20,000           11.49%         3.625       9/29/08      45,595     115,546
                                          10,000                           7.00       1/11/09      44,023     111,562
William D. Spies......................    50,000           22.99%         3.438       7/28/08     108,107     273,964
                                          10,000                           7.00       1/11/09      44,023     111,562
William B. Kelley.....................    10,000            3.83%          7.00       1/11/09      44,023     111,562
Jay D. Caplan.........................    20,000           11.49%         3.625       9/29/08      45,595     115,546
                                          10,000                           7.00       1/11/09      44,023     111,562

------------------------

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock, as the case may be, over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND FISCAL YEAR END VALUES

    The following table sets forth information with respect to options to purchase (1) the Company's Common Stock granted under the 1987 Stock Option Plan, 1989 Stock Plan and 1998 Stock Option Plan, and (2) shares of the Company's subsidiary, Candela Skin Care Centers, Inc. including (i) the number of shares purchased upon exercise of options in the most recent fiscal year,
(ii) the net value realized upon
such exercise, (iii) the number of unexercised options outstanding at July 3, 1999, and (iv) the value of such unexercised options at July 3, 1999:

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           JULY 3, 1999 OPTION VALUES

                                                                       NUMBER OF               VALUE OF UNEXERCISED
                                       SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                      ACQUIRED      VALUE         AT JULY 3, 1999 (#)         AT JULY 3, 1999 ($)(2)
                                     ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                     (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Gerard E. Puorro...................     5,000           --      185,527        20,000        2,626,900       205,000
James C. Hsia, Ph.D................        --           --       73,000        30,000        1,007,625       375,000
William D. Spies...................        --           --           --        60,000               --       793,100
William B. Kelley..................     9,000       56,250       25,500        16,250          329,406       163,438
Jay Caplan.........................        --           --        5,775        33,750           78,960       422,108

------------------------

(1) Named Executive Officers will receive cash only if and when they sell the securities issued upon exercise of the options and the amount of cash received by such individuals is dependent on the value of such securities at the time of such sale, if any.

(2) Value is based on the difference between option grant price and the fair market value at 1999 fiscal year end ($17.25 per share as quoted on the NASDAQ Stock Market at the close of trading on July 2, 1999) multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee, which consisted of Mr. Scott and Dr. Cleveland during fiscal 1999. Both members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Director's the Compensation Committee each year sets the compensation of the Chief Executive Officer and reviews and approves the compensation of all other senior officers, including approval of annual salaries and bonuses as well as the grant of stock options to officers and employees.

COMPENSATION PHILOSOPHY

    The goal of the Company is to attract and retain qualified executives in a competitive industry. To achieve this goal, the Compensation Committee applies the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, operating results and earnings per share performance.

    Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance,
(iv) recognize individual initiative, achievement and hard work, and (v) assist the Company in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary, bonus, and long-term incentive compensation in the form of stock options.

BASE SALARY

    In setting cash compensation for the Chief Executive Officer and reviewing and approving the cash compensation for all other officers, the Compensation Committee reviews salaries annually. The Compensation Committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of the Company. In addition, the base salaries take into account the Company's relative performance as compared to comparable companies.

    The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis. During fiscal 1999, the Chief Executive Officer and President made recommendations for salary increases for the executive group, and the Compensation Committee approved increases ranging from 6% to 21% to 7 of the executive officers. These increases reflect the impact of promotions as well as incentive changes.

BONUS COMPENSATION

    In addition to salary compensation, on September 3 and September 8, 1999 the Compensation Committee recommended the continuation of the Management Incentive Plan, adopted by the Board of Directors in the previous year, whereby senior executives recommended by the Chief Executive Officer and approved for inclusion in the Plan by the Compensation Committee receive bonus compensation based on a percentage of base salary. Bonuses paid under this Plan were a percentage of base salary for fiscal 1999 and were based on pre-tax profits, after bonus, for fiscal 1999 for the device business only.

STOCK OPTIONS

    The Compensation Committee relies on incentive compensation in the form of stock options to retain and motivate executive officers. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable them to develop and maintain a stock ownership position in the Company's Common Stock. The Company's 1989 Stock Plan and the 1998 Stock Option Plan, administered by the Compensation Committee, have been used for the granting of stock options.

    Both the 1989 Stock Plan and The 1998 Stock Option Plan permits the Compensation Committee to administer the granting of stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to the Company. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The Compensation Committee approves the granting of options in order to motivate these employees to maximize shareholder value. Generally, options granted to officers and employees vest over 2 or 4 years and expire after a 10-year period, at not less than the fair market value at the date of grant. As a result of this policy, executives and other employees are rewarded economically only to the extent that the shareholders also benefit through appreciation in the market.

    Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's shareholders. In fiscal 1999, options to purchase shares of Common Stock were granted to Messrs. Broyer, Caplan, Costello, Hsia, Kelley, McGrail, Mori, Puorro, Spies and Wilber.

MR. PUORRO'S COMPENSATION

    The cash compensation program for the Chief Executive Officer and the President of the Company is designed to reward performance that enhances shareholder value. The compensation package is comprised of base pay and stock options, which is affected by the Company's revenue growth, market share growth, profitability, and growth in earnings per share. In fiscal 1999, Mr. Puorro's cash compensation remained at $237,500 per year. The Compensation Committee believes that Mr. Puorro's compensation has been, and is now, comparable to the salary of other Chief Executive Officers in other medical equipment companies, considering the size and rate of profitability of those companies.

    The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute toward achieving this goal.

    This report has been submitted by the members of the Stock Option and Compensation Committee:

                                          DOUGLAS W. SCOTT

                                          RICHARD J. CLEVELAND, M.D.

STOCK PERFORMANCE GRAPH

    The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the NASDAQ National Market Index and the Company's "Industry Index." The Company selected an index of companies in the electro-medical equipment industry as its industry group. Accordingly, the Industry Index reflects the performance of all companies that are included in the electro-medical equipment industry with 3845 as their Primary Standard Industrial Classification Code Number. The comparison assumes $100 was invested on July 1, 1994 (the date of the beginning of the Company's fifth preceding fiscal year) in the Company's Common Stock and on June 30, 1994 in each of the foregoing indices and assumes reinvestment of dividends, if any.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          CANDELA CORPORATION  PEER GROUP  S&P 500
07/01/94                  100         100      100
06/30/95                   60         164      126
06/28/96                  268         234      159
06/27/97                  200         288      214
06/26/98                   90         378      279
07/02/99                  552         512      342

EMPLOYMENT AGREEMENTS

    Candela has entered into severance agreements with each of Messrs. Puorro, Hsia, Broyer, Kelley, Caplan, Wilber and McGrail. Under our agreements with Messrs. Hsia, Broyer, Kelley, Caplan, Wilber and McGrail, Candela has agreed to continue payment of their respective base annual salaries over twelve months in the event that their services for Candela are terminated for any reason except for cause or such individuals' resignation. Under our agreement with Mr. Puorro, in the event that his employment is terminated for any reason, at either his election or Candela's election other than for just cause, he will be entitled to receive severance payments equal to his base annual salary for twelve months and then 50% of his base annual salary for an additional twelve months. Each of the above named individuals are subject to nonsolicitation and noncompetition provisions for the period during which he receives severance payments.

             PROPOSAL NO. 2--RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as auditors for the fiscal year ending July 1, 2000. PricewaterhouseCoopers LLP has acted as the Company's independent auditors since March 1989. It is expected that a member of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 1, 2000.

                             SHAREHOLDER PROPOSALS

    The Company intends to hold its next Annual Meeting of Shareholders in the second fiscal quarter of 2000. Proposals of shareholders intended for inclusion in the Proxy Statement to be mailed to all shareholders entitled to vote at the next Annual Meeting of Shareholders of the Company in 2000 must be received at the Company's principal executive offices not later than June 1, 2000. In order to avoid uncertainty as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778.

                           EXPENSES AND SOLICITATION

    The cost and solicitation of proxies will be borne by the Company, and in addition to directly soliciting shareholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail or telephone, following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm customary fees and expenses.

                                DETACH HERE

                                    PROXY

                             CANDELA CORPORATION



               PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            JANUARY 20, 2000

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                              CANDELA CORPORATION


The undersigned hereby appoints Gerard E. Puorro and F. Paul Broyer, and each of them alone, proxies, with full power of substitution, to vote all shares of stock of the Company the undersigned is entitled to vote at the Annual Meeting of Shareholders of Candela Corporation to be held on Thursday, January 20, 2000, at 10:00 a.m., local time, at the Exchange Hall, The Exchange Conference Center at the The Boston Fish Pier, 212 Northern Avenue, Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy statement dated December 20, 1999, a copy of which has been received by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.


SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                               SIDE

                                     DETACH HERE

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

                                                                                                        FOR   AGAINST  ABSTAIN
1. To elect a Board of Directors                          2. To ratify the appointment of the firm of   / /     / /      / /
   Nominees: Gerard E. Puorro, Theodore G. Johnson,          Pricewaterhouse Coopers LLP as
   Kenneth D. Roberts, Douglas W. Scott,                     independent auditors of the Company
   Richard J. Cleveland, M.D. and Nancy Nager.               for the fiscal year ending July 2, 2000.

          FOR                 WITHHELD
          ALL     / /     / / FROM ALL
       NOMINEES               NOMINEES


/ / ______________________________________                3. To transact such other business as may properly come
    For all nominees except as noted above                   before the meeting and any adjournments thereof.


                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /


                                                          (If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.)


Signature: ___________________________ Date: ________________  Signature: ___________________________ Date: ________________